Exhibit 99.1

FOR IMMEDIATE RELEASE

Emily Medine Appointed to Contura Energy’s Board of Directors

BRISTOL, Tenn., September 11, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced that Emily S. Medine has been appointed to the company’s board of directors, effective September 10, 2019. Ms. Medine currently serves as a principal in the coal practice for Energy Ventures Analysis, Inc. (EVA).

“Emily’s deep analytical expertise in market strategy development, asset transaction analysis and coal contract issues has made her a sought-after advisor to many in our industry,” said chairman and chief executive officer, David Stetson. “We are very pleased to welcome Emily to our board and look forward to the perspective she will bring to Contura.”

Ms. Medine has spent more than three decades at EVA, advising numerous U.S. and foreign coal consumers on developing and implementing fuel procurement strategies, and she frequently serves as an advisor for sales and acquisitions of coal-related assets. She is also experienced in investment analysis, contract negotiations, procurement audits, and bankruptcy support. In addition, Ms. Medine has developed forecasts of U.S. and global solid fuel demand and prices for alternative coal types, coke and market segments. Prior to joining EVA, Ms. Medine held various sales and strategic analysis positions at CONSOL Energy, Inc.

Ms. Medine received her M.P.A. from Princeton University and her B.A., magna cum laude, from Clark University where she was a member of Phi Beta Kappa.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.956.6882

MEDIA CONTACTS
corporatecommunications@conturaenergy.com

Rick Axthelm
423.573.0304

Emily O’Quinn
423.573.0369

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